EXHIBIT 10.26

LOAN MODIFICATION AGREEMENT DATED APRIL 15, 2005 BETWEEN THE REGISTRANT AND SILICON VALLEY BANK

LOAN MODIFICATION AGREEMENT

This LOAN MODIFICATION AGREEMENT (this “Modification”) is entered into as of April 15, 2005 by and between Kana Software, Inc. (the “Borrower”) and Silicon Valley Bank (“Bank”).

1. DESCRIPTION OF EXISTING OBLIGATIONS: Among other Obligations which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to, among other documents, an Amended and Restated Loan and Security Agreement dated July 10, 2000, as amended or modified from time to time (the “Loan Agreement”). The Loan Agreement provides for, among other things, a Committed Revolving Line in the original principal amount of Ten Million Dollars ($10,000,000). The Loan Agreement has been modified pursuant to, among other documents, a Loan Modification Agreement dated December 28, 2001, pursuant to which, among other things, the Committed Revolving Line was decreased to Three Million Dollars ($3,000,000). The Loan Agreement was further modified pursuant to, among other documents, a Loan Modification Agreement, dated November 22, 2002, pursuant to which, among other things, the Committed Revolving Line was increased to Five Million Dollars ($5,000,000). Defined terms used but not otherwise defined herein shall have the same meanings as set forth in the Loan Agreement.

Hereinafter, all indebtedness owing by Borrower to Bank shall be referred to as the “Obligations.”

2. DESCRIPTION OF COLLATERAL. Repayment of the Obligations is secured by the Collateral as described in the Loan Agreement and in the Intellectual Property Security Agreement.

Hereinafter, the above-described security documents and guaranties, together with all other documents securing repayment of the Obligations shall be referred to as the “Security Documents”. Hereinafter, the Security Documents, together with all other documents evidencing or securing the Obligations, shall be referred to as the “Existing Loan Documents”.

3. DESCRIPTION OF CHANGE IN TERMS.

A.	Modifications to Loan Agreement.

(1)	Subsection (a) of Section 2.3 entitled “Interest Rate, Payments” is hereby amended to read as follows:

“(a) Interest Rate. Advances accrue interest on the outstanding principal balance at a per annum rate of 0.5 percentage points above the Prime Rate; provided however, beginning July 1, 2005, Advances shall accrue interest on the outstanding principal balance at a per annum rate of 1.0 percentage point above the Prime Rate; further provided that if Borrower maintains at least $13,000,000 in unrestricted cash on its balance sheet, during such period, Advances shall accrue interest on the outstanding principal balance at a per annum rate of the Prime Rate.”

(2)	Section 6.11 “Minimum Unrestricted Cash on Balance Sheet” is hereby amended to read as follows:

“6.11. Minimum Unrestricted Cash on Balance Sheet. Borrower shall maintain at least $11,000,000 in unrestricted cash on its balance sheet at all times and tested monthly; provided however, if Borrower raises additional equity or convertible debt of at least $2,500,000, then Borrower shall maintain at least $13,000,000 in unrestricted cash on its balance sheet at all times and tested monthly.

(3)	The following is hereby incorporated into the Loan Agreement to read as follows:

6.12. Minimum EBITDA. Borrower shall not permit EBITDA, for the fiscal quarter noted below to be less than the amount set forth below opposite such period:

Quarter Ending	Amount
June 30, 2005	$0
September 30, 2005 and each quarter thereafter	$500,000

Notwithstanding the foregoing, if Borrower (a) raises additional equity or convertible debt of at least $2,500,000, and (b) maintains at least $13,000,000 in unrestricted cash on its balance sheet at all times and tested monthly, then this Section 6.12 shall be deleted in its entirety

(4)	The following new definition (which shall be inserted in alphabetical order therein) is hereby incorporated into Section 13.1 of the Loan Agreement to read as follows:

““EBITDA” means earnings before interest, taxes, depreciation and amortization in accordance with GAAP.”

(5)	The definition of “Subordinated Debt” is hereby amended to read as follows:

““Subordinated Debt” is debt incurred by Borrower subordinated to Borrower’s debt to Bank (pursuant to a subordination agreement entered into between Bank, the Borrower and the subordinated creditor), on terms acceptable to Bank.”

(6)	Subsection (h) of the definition of “Permitted Liens” is hereby amended by deleting the “and” at the end of such subsection and subsection (i) of the definition of “Permitted Liens” is hereby amended by replacing the “.” at the end of such subsection with “; and” and inserting the following new subsection “j” thereafter:

“(j) a second priority Lien securing debt owing by Borrower to a financial institution or private equity company acceptable to Bank; provided that such debt is subordinated to Borrower’s debt to Bank (pursuant to a subordination agreement entered into between Bank, the Borrower and such financial institution or such private equity company), on terms acceptable to Bank.”

(7)	The Compliance Certificate attached as Exhibit D to the Loan Agreement is hereby deleted in its entirety and replaced with the Compliance Certificate attached hereto as EXHIBIT A.

B.	Waiver of Financial Covenant.

(1)

Bank hereby waives Borrower’s existing default under Section 6.11 of the Loan Agreement (prior to the modification hereto) by virtue of Borrower’s failure to maintain at least $13,000,000 in unrestricted cash on its balance sheet for the month ending

February 28, 2005 (the “Existing Default”). Bank’s waiver of Borrower’s compliance with this covenant shall apply only to such period. Accordingly, for the month ending March 31, 2005, Borrower shall be in compliance with such covenant, as revised hereto.

Bank’s agreement to waive the above-described default (1) in no way shall be deemed an agreement by Bank to waive Borrower’s compliance with the above described covenant as of all other dates and (2) shall not limit or impair Bank’s right to demand strict performance of this covenant as of all other dates and (3) shall not limit or impair Bank’s right to demand strict performance of all other covenants as of any date.

4. CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

5. BORROWER REPRESENTATIONS AND WARRANTIES. Borrower hereby represents and warrants as follows (both before and after giving effect to the effectiveness of this Modification): (i) no Event of Default has occurred and is continuing under the Loan Agreement (or would result from the transactions contemplated by this Modification) other than the Existing Default; (ii) Borrower’s execution, delivery and performance of the Loan Agreement, as modified by this Modification, have been duly authorized by all necessary corporate action and do not and will not require any registration with, consent or approval of, or notice to or action by, any person (including any governmental authority) in order to be effective and enforceable; (iii) the Loan Agreement, as modified by this Modification, constitutes the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general application relating to or affecting the enforcement of creditors’ rights or by general principles of equity; and (iv) each of the representations and warranties set forth in Section 5 of the Loan Agreement is true, correct and complete as of the date hereof (except to the extent such representations and warranties expressly relate to another date, in which case such representations and warranties are true, correct and complete as of such other date).

6. NO DEFENSES OF BORROWER. Borrower agrees that, as of the date hereof, it has no defenses against payment of any of the Obligations. Borrower acknowledges that it is liable for all Obligations and all other obligations under the Loan Documents.

7. PAYMENT OF LOAN FEE. Borrower shall pay Bank a fee in the amount of Two Thousand Dollars ($2,000) (“Loan Fee”) plus all out-of-pocket fees, including reasonable legal fees.

8. CONTINUING VALIDITY. Borrower (and each guarantor and pledgor signing below) understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower’s representations, warranties and agreements, as set forth in the Loan Documents. Except as expressly modified pursuant to this Modification, the terms of the Loan Documents remain unchanged and in full force and effect. Bank’s agreement to modifications to the existing Obligations pursuant to this Modification in no way shall obligate Bank to make any future modifications to the Obligations. Nothing in this Modification shall constitute a satisfaction of the Obligations. It is the intention of Bank and Borrower to retain as liable parties all makers and endorsers of Loan Documents, unless the party is expressly released by Bank in writing. Unless expressly released herein, no maker, endorser, or guarantor will be released by virtue of this Modification. The terms of this paragraph apply not only to this Modification, but also to all subsequent loan modification agreements.

9. CONDITIONS. The effectiveness of this Modification is conditioned upon payment of the Loan Fee and execution and delivery by Borrower of this Modification.

IN WITNESS WHEREOF, each of the parties has caused this Loan Modification Agreement to be executed by one of its representatives thereunto duly authorized, as of the date first above written.

BANK:		BORROWER:

SILICON VALLEY BANK		KANA SOFTWARE, INC.

By:	/s/ Nick Tsiagkas	By:	/s/ John Thompson
Name:	Nick Tsiagkas	Name:	John Thompson
Title:	Relationship Manager	Title:	Chief Financial Officer